Exhibit 99.1

Pharma-Bio Serv Announces Results for the Quarter Ended April 30, 2018

June 14, 2018

DORADO, PUERTO RICO / ACCESSWIRE / June 14, 2018 / Pharma-Bio Serv, Inc. (Pharma-Bio Serv or the Company) (OTCQB: PBSV), a compliance and project management consulting firm, that provides services to the pharmaceutical, biotechnology, chemical, medical device, cosmetic, food and allied products industries, today announced net revenues for the three and six months ended April 30, 2018 were $4.4 and $8.6 million, respectively, an increase of approximately $0.5 and $0.7 million, or 12.3% and 8.2%, respectively, when compared to the same periods last year.

Selling, general and administrative expenses for the three and six months ended April 30, 2018 were approximately $1.2 and $2.2 million, a decrease of approximately $0.2 million and $0.6 million when compared to the same periods last year, respectively.

For the three and six months ended April 30, 2018, the Company incurred a net loss before taxes of approximately $128,000 and $91,000, an improvement of $195,000 and $612,000 when compared to the same periods last year, respectively.

After considering the Tax Reform $2.7 million Transition Tax adjustment recorded in our first quarter of the current fiscal year, for the three and six months periods ended April 30, 2018 the Company sustained a net loss of approximately $0.1 and $2.8 million, respectively. This represents an improvement in net earnings of $0.2 million for the three months ended April 30, 2018 and a decrease in net earnings of $2.1 million for the six months ended April 30, 2018, when compared to the same periods last year. The one-time mandatory Transition Tax may be paid over a period of eight years starting on February 28, 2019.

"We continue placing efforts in our consulting business and controlling expenses, on a more streamlined and effective business development approach. We continue to focus on our core businesses which provide the maximum added-value to our clients and a substantial share of our revenues" said Victor Sanchez, CEO of Pharma-Bio Serv.

About Pharma-Bio Serv, Inc.

Pharma-Bio Serv is a compliance, project management and technology transfer support consulting firm, headquartered in Puerto Rico, with operations in the U.S., Ireland, and Spain. Pharma-Bio Serv's core business is FDA and other international regulatory compliance agency related services, with integrated portfolio services including microbiological and chemical testing services for clients in the Pharmaceutical, Biotechnology, Chemical, Medical Device, Cosmetic, Food and Allied Products industries. The Company's services also include "Pharma Serv Academy," a division that provides technical and regulatory standards seminars/training conducted by industry experts. The Company's global team includes leading engineering and life science professionals, quality assurance managers and directors.

Forward-Looking Statements

This news release contains "forward-looking statements" within the meaning of the U.S. federal securities laws, which statements may include information regarding the plans, intentions, expectations, future financial performance, or future operating performance of Pharma-Bio Serv. Forward-looking statements are based on the expectations, estimates, or projections of management as of the date of this news release. Although Pharma-Bio Serv's management believes these expectations, estimates, or projections to be reasonable as of the date of this news release, forward-looking statements are inherently subject to significant business risks, economic and competitive uncertainties, or other contingencies, which could cause its actual results or performance to differ materially from what may be expressed or implied in the forward-looking statements. Important factors that could cause Pharma-Bio Serv's actual results or performance to differ materially from the forward-looking statements include those set forth in the "Risk Factors" section of Pharma-Bio Serv's Annual Report on Form 10-K for the year ended October 31, 2017, and in its other filings with the Securities and Exchange Commission, which filings are available on www.sec.gov. Pharma-Bio Serv disclaims any intention or obligation to update or revise any forward-looking statements to reflect subsequent events and circumstances, except to the extent required by applicable law.

Company Contact:

Pedro J. Lasanta
Chief Financial Officer
787 278 2709

SOURCE: Pharma-Bio Serv, Inc.